Exhibit 99.1

K12 Inc. Reports Third Quarter Fiscal 2012 Results

Q3 Revenues Increase 37 percent to $178.2 million on Continued Strong Enrollment in All Businesses

HERNDON, Va.--(BUSINESS WIRE)--May 8, 2012--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the third fiscal quarter ended March 31, 2012.

Summary Financial Results

  Revenues for third quarter FY 2012 grew to $178.2 million, an increase of $47.9 million, or 36.8 percent, over the prior year period.
  EBITDA for third quarter FY 2012 (see reconciliation below) was $26.2 million, an increase of $4.4 million, or 20.2 percent, as compared to $21.8 million for the prior year period.
  Operating income for third quarter FY 2012 was $11.6 million, an increase of $0.8 million, or 7.4 percent.
  Net income to common and Series A stockholders for third quarter FY 2012 was $7.0 million as compared to $5.6 million in the prior year period, an increase of 25.0 percent.
  Diluted earnings per share for third quarter FY 2012 were $0.18 as compared to $0.16 in the prior year period.

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., commented: “We are very pleased to announce an important new member of our management team. Timothy L. Murray has joined K12 as our President and Chief Operating Officer. We are also excited by our strong revenue growth across all of our businesses and the infrastructure investments we have made for future growth. Additionally, this past quarter has been one of the strongest business development quarters in K12 history. This success, combined with our infrastructure investments, position us well for the future.”

  Statewide virtual schools are scheduled to open in three new states next school year (Iowa, New Jersey and New Mexico). Enrollment caps have been expanded or eliminated in Texas (SY 2012-2013) and Michigan (SY 2013-2014), and in Wisconsin, open enrollment windows have been extended (SY 2012-2013).
  Two New Jersey-based public charter high schools will offer our flexible and individualized learning school programs where students will be educated through a combination of adaptive online learning and face-to-face instruction starting in the Fall of 2012.
  In-year enrollments continue to be stronger than forecast. This year, the cost of obtaining leads and the overall cost of acquisition have declined while at the same time, our conversion rates have increased. Our student retention rates are similar to last year and all of these metrics reflect higher customer satisfaction and greater demand for our virtual school offerings.
  More children are now able to benefit from our offerings as the average full time enrollment in the virtual schools we serve grew from approximately 101,000 during the quarter ended March 31, 2011 to over 147,700 during the quarter ended March 31, 2012 (see table).
  Our Institutional Business quarterly enrollment growth rate is very strong at 49.4 percent.
  Our private school business, which now serves students in 85 countries, continues to experience strong growth. Enrollments (FTEs) in our K12 International Academy and Keystone Schools each grew approximately 54% and 22%, respectively, year over year.

Financial Results for the Three Months ended March 31, 2012 (Third Quarter Fiscal Year 2012)

  Revenues for the third quarter of FY 2012 were $178.2 million, an increase of $47.9 million, or 36.8 percent, over the prior year period. Total revenue growth was supported by a 46.2% increase in enrollments in all K12 programs. In addition, our acquisitions contributed approximately $9.3 million in revenue growth during the three months ended March 31, 2012. Managed Schools revenues increased by $37.7 million to $151.8 million during the quarter ended March 31, 2012 as compared to the prior year period. Institutional Business revenues increased by $4.5 million to $14.4 million during the quarter ended March 31, 2012 as compared to the prior year period. Private Schools and other revenues increased by $5.7 million to $12.0 million during the quarter ended March 31, 2012 as compared to the prior year period.

  Instructional costs and services expenses for the third quarter of FY 2012 were $106.0 million, an increase of $28.3 million, or 36.4 percent, over the prior year period. This overall rise includes increases in expenses to operate and manage schools, including the Insight Schools acquired from Kaplan Virtual Education (“KVE”) and newly launched schools. In addition, costs to supply curriculum, books, educational materials and computers to students, including depreciation and amortization expense, increased $6.8 million over the prior year period. Instructional costs and services expenses decreased slightly as a percentage of revenue.
  Selling, administrative and other operating expenses for the third quarter of FY 2012 were $53.6 million, an increase of $16.8 million, or 45.7 percent, over the prior year period. The primary drivers of this increase were: personnel costs, including salaries, benefits and incentive compensation; marketing costs; professional fees, including student support center costs, implementation costs related to internal business support systems and legal costs associated with ongoing litigation defense; and depreciation and amortization expenses, related to purchase accounting and capital expenditures.
  Product development expenses, including software development, for the third quarter of FY 2012 were $7.0 million, an increase of $2.0 million, or 40.0 percent, over the prior year period. The increase was primarily due to a decrease in the Company’s capitalization rate attributable to a change in the mix and timing of projects as compared to the prior year period. This increase was partially offset by decreased amortization costs for the period.
  EBITDA, a non-GAAP measure (see reconciliation below), for the third quarter of FY 2012 was $26.2 million, an increase of $4.4 million, or 20.2 percent, over the prior year period. EBITDA in the quarter ended March 31, 2012 was negatively impacted by the increases in selling, administrative and other operating expenses and product development expenses over the prior year period as described above. In addition, losses from new initiatives totaled $1.3 million during the period.
  Operating income for the third quarter of FY 2012 was $11.6 million, an increase of $0.8 million, or 7.4 percent. Depreciation and amortization expense was $14.6 million, an increase of $3.7 million, or 33.9 percent, over the prior year period, primarily due to investments in curriculum, software licenses and internal business support systems to support growth and the effects of transaction related purchase accounting. Results give effect to the additional expenses and startup losses as well as increased revenue described above.
  Income tax expense for the third quarter of FY 2012 was $4.6 million, representing an effective tax rate of 41.0 percent. Income tax expense for the third quarter of FY 2011 was $5.3 million, an effective tax rate of 50.0 percent. The decrease in the tax rate year over year was primarily due to a decrease in non-deductible transaction costs and other non-deductible expenses in the period.
  Net income attributable to common and Series A stockholders for the third quarter of FY 2012 was $7.0 million as compared to net income of approximately $5.6 million in the prior year period, due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share for the third quarter of FY 2012 was $0.18 as compared to $0.16 in the prior year period due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Financial Results for the Nine Months ended March 31, 2012

  Revenues for the nine months ended March 31, 2012 were $538.0 million, an increase of $143.8 million, or 36.5 percent, over the prior year period. This increase was primarily due to organic revenue growth in our core schools business and enrollment growth, but was negatively impacted by increased reserves and deficit allowances in certain states. In addition, acquisitions contributed more than $35.5 million to revenue growth. Managed Schools revenues increased by $105.5 million to $451.5 million during the nine months ended March 31, 2012 as compared to the prior year period. Institutional Business revenues increased by $20.8 million to $49.7 million during the nine months ended March 31, 2012 as compared to the prior year period. Private Schools and other revenues increased by $17.5 million to $36.8 million during the nine months ended March 31, 2012 as compared to the prior year period.
  Instructional costs and services expenses for the nine months ended March 31, 2012 were $314.4 million, an increase of $85.4 million, or 37.3 percent, over the prior year period. This increase was primarily attributable to an increase in expenses to operate and manage schools, including the Insight Schools acquired from KVE and newly launched schools. In addition, costs to supply curriculum, books, educational materials and computers to students, including depreciation and amortization expense, increased over the prior year period. As a percentage of revenue, these costs remained relatively consistent over the prior year period.
  Selling, administrative and other operating expenses for the nine months ended March 31, 2012 were $175.8 million, an increase of $53.4 million, or 43.6 percent, over the prior year period. This increase was primarily attributable to increases in: personnel costs, including salaries, benefits and incentive compensation; marketing and student enrollment counseling; third-party commissions related to the Company’s institutional sales; investment in the institutional sales organization and distribution network; professional fees, which included costs associated with the external sales force, the internal business support systems’ implementations, transaction costs, and legal costs associated with ongoing litigation defense; and depreciation and amortization expense.
  Product development expenses for the nine months ended March 31, 2012 were $20.8 million, an increase of $8.5 million, or 69.1 percent, over the prior year period. The increase was primarily due to a decrease in the Company’s capitalization rate attributable to a change in the mix and timing of projects as compared to historical periods.

  EBITDA, a non-GAAP measure (see reconciliation below), for the nine months ended March 31, 2012 was $69.3 million, an increase of 13.8 percent over the prior year period. EBITDA in the period grew slower than revenue because selling, administrative and other operating expenses and product development expenses over the prior year period grew faster than revenue as described above. Also included in these expenses were merger integration costs and additional costs associated with the delay in our year end filing. In addition, losses from new initiatives totaled $6.2 million during the period.
  Operating income for the nine months ended March 31, 2012 was $26.9 million as compared to operating income of $30.4 million for the prior year period, a decrease of $3.5 million, or 11.5 percent. Depreciation and amortization were $42.3 million, an increase of $11.8 million, or 38.7 percent, over the prior year period primarily due to investments in curriculum, software licenses and internal business systems to support growth and the effects of transaction related purchase accounting. Results give effect to the additional expenses and startup losses as well as increased revenue described above.
  Income tax expense for the nine months ended March 31, 2012 was $11.3 million, representing an effective tax rate of 43.1 percent. Income tax expense for the nine months ended March 31, 2011 was $14.3 million, an effective tax rate of 48.6 percent. The decrease in the tax rate was primarily due to a decrease in non-deductible expenses in the nine months ended March 31, 2012 and the final adjustments related to the Company’s prior fiscal year tax return.
  Net income attributable to common and Series A stockholders for the nine months ended March 31, 2012 was $15.7 million as compared to net income of approximately $15.6 million in the prior year period due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share for the nine months ended March 31, 2012 was $0.41 as compared to $0.46 in the prior year period due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

  As of March 31, 2012, the Company had cash and cash equivalents of $123.7 million, reflecting a decrease of $69.4 million from June 30, 2011, due to a significant increase in accounts receivable; the funding of the acquisition of the Kaplan/Insight Assets; and to the investment in capital expenditures and product development. Accounts receivable as of March 31, 2012 were $205.3 million. Our collections of accounts receivable have been delayed as some states are paying public schools more slowly.
  Capital expenditures for the nine months ended March 31, 2012 were $32.8 million and were comprised of:
    $22.5 million for property and equipment, including capitalized software development, and
    $10.3 million for capitalized curriculum.
  Capital leases financed additional purchases of $25.6 million during the nine months ended March 31, 2012 for computers and software for students.

Enrollment Data

Our reported total average enrollments include students in Managed Schools, students taking K12 curriculum or Aventa online programs offered by school districts (Institutional Business), and students in Private Schools. Students served through our Institutional Business and Private School offerings may enroll in a single course. For better comparability, these students are converted to full-time equivalents (FTEs) on a four course basis. We currently exclude selected programs from our reported enrollment. For example, we do not include students in our consumer channel as we do not monitor the progress of these students in the same way as we do in other programs. We typically sell our A+ curriculum (acquired with The American Education Corporation - AEC) as a site license. As these schools are not limited in the number of students who may access our curriculum, we do not include these students in our enrollment totals. We also exclude students from Capital Education, Middlebury Interactive Languages and our classroom pilots.

	Three Months Ended		Growth		Nine Months Ended		Growth
	March 31,		2012 / 2011		March 31,		2012 / 2011
	2012	2011	Change	Change %	2012	2011	Change	Change %
K12 Average Enrollment
Managed Public Schools	105,912	72,344	33,568	46.4%	105,109	72,332	32,777	45.3%
Institutional Business	31,367	21,002	10,365	49.4%	29,981	19,674	10,307	52.4%
Private Schools	10,449	7,684	2,765	36.0%	10,125	7,650	2,475	32.4%
Total Average Enrollment	147,728	101,030	46,698	46.2%	145,215	99,656	45,559	45.7%

In FY 2012, a program transitioned from a K12 district program to a K12 managed school. This program had approximately 2,000 and 1,000 enrollments for the first quarters of fiscal year 2012 and 2011, respectively.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 8, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its third quarter 2012 financial results during a conference call scheduled for Tuesday, May 8, 2012 at 9:00 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial 888-396-2384 (domestic) or 617-847-8711 (international) at 8:50 a.m. (ET). The participant passcode is 71983639.

A replay of the call will be available starting on May 8, 2012 through May 15, 2012 at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 24739031. It will also be archived at www.k12.com in the investor relations section for 60 days.

The financial statements set forth below are not the complete set of the Company’s financial statements for the quarter and are presented below without footnotes. Readers are encouraged to obtain and carefully review the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, including all financial statements contained therein and the footnotes thereto, when it is filed with the SEC. Once filed with the SEC, the Form 10-Q may be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.k12.com.

Financial Statements (unaudited and condensed)
	March 31,	June 30,
	2012	2011
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$123,653	$193,099
Restricted cash and cash equivalents	1,501	1,501
Accounts receivable, net of allowance of $2,635 and $1,777 at March 31, 2012 and June 30, 2011, respectively	205,307	96,235
Inventories, net	27,525	30,554
Current portion of deferred tax asset	4,969	7,175
Prepaid expenses	14,428	10,424
Other current assets	12,973	9,111
Total current assets	390,356	348,099
Property and equipment, net	61,385	46,625
Capitalized software development costs, net	29,496	24,386
Capitalized curriculum development costs, net	56,962	55,619
Intangible assets, net	37,912	38,291
Goodwill	62,404	55,627
Investment in Web International	10,000	10,000
Deposits and other assets	3,219	3,448
Total assets	$651,734	$582,095
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$17,276	$21,176
Accrued liabilities	16,252	14,126
Accrued compensation and benefits	16,127	13,086
Deferred revenue	46,558	21,907
Current portion of capital lease obligations	16,571	11,914
Current portion of notes payable	1,137	1,443
Total current liabilities	113,921	83,652
Deferred rent, net of current portion	5,499	4,698
Capital lease obligations, net of current portion	17,541	8,552
Notes payable, net of current portion	1,162	2,299
Deferred tax liability	15,283	9,604
Other long term liabilities	3,191	3,343
Total liabilities	156,597	112,148
Commitments and contingencies
Redeemable noncontrolling interest	17,200	17,200
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,389,121 and 35,927,452 shares issued and outstanding at March 31, 2012 and June 30, 2011, respectively	4	4
Additional paid-in capital	521,503	512,181
Series A Special Stock, par value $0.0001; 2,750,000 issued and outstanding at March 31, 2012 and June 30, 2011	63,112	63,112
Accumulated other comprehensive income	157	28
Accumulated deficit	(110,961)	(126,704)
Total K12 Inc. stockholders’ equity	473,815	448,621
Noncontrolling interest	4,122	4,126
Total equity	477,937	452,747
Total liabilities, redeemable noncontrolling interest and equity	$651,734	$582,095

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues	$178,175	$130,293	$538,005	$394,167
Cost and expenses
Instructional costs and services	105,955	77,727	314,410	229,004
Selling, administrative, and other operating expenses	53,619	36,763	175,836	122,438
Product development expenses	7,012	4,972	20,810	12,318
Total costs and expenses	166,586	119,462	511,056	363,760
Income from operations	11,589	10,831	26,949	30,407
Interest expense, net	(265)	(307)	(722)	(970)
Income before income tax expense and noncontrolling interest	11,324	10,524	26,227	29,437
Income tax expense	(4,638)	(5,260)	(11,311)	(14,310)
Net income - K12 Inc.	6,686	5,264	14,916	15,127
Add net loss attributable to noncontrolling interest	291	335	827	509
Net income attributable to common stockholders, including Series A stockholders	$6,977	$5,599	$15,743	$15,636
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.18	$0.17	$0.41	$0.47
Diluted	$0.18	$0.16	$0.41	$0.46
Weighted average shares used in computing per share amounts:
Basic	35,876,629	30,958,807	35,753,156	30,620,330
Diluted	35,913,576	31,758,313	36,023,023	31,327,544

	Nine Months Ended March 31,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income	$14,916	$15,127
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization expense	42,312	30,463
Stock based compensation expense	7,339	7,453
Excess tax benefit from stock based compensation	(1,289)	(5,443)
Deferred income taxes	9,571	13,329
Provision for doubtful accounts	480	569
Provision for inventory obsolescence	464	729
Provision for student computer shrinkage and obsolescence	427	182
Changes in assets and liabilities:
Accounts receivable	(109,128)	(52,728)
Inventories	2,565	7,235
Prepaid expenses	(4,004)	545
Other current assets	(3,635)	(1,994)
Deposits and other assets	229	(105)
Accounts payable	(3,901)	(4,150)
Accrued liabilities	2,124	1,516
Accrued compensation and benefits	3,040	(4,377)
Deferred revenue	24,310	14,478
Cash invested in restricted cash and cash equivalents	-	1,712
Deferred rent and other long term liabilities	650	2,483
Net cash (used in)/provided by operating activities	(13,530)	27,024
Cash flows from investing activities
Purchase of property, equipment and software development costs	(22,478)	(20,295)
Capitalized curriculum development costs	(10,341)	(11,728)
Purchase of AEC, net of cash acquired of $3,841	-	(24,544)
Cash advanced for AEC performance escrow	-	(6,825)
Cash returned from AEC performance escrow	-	6,825
Cash paid for investment in Web	-	(10,000)
Cash paid for other investment	-	(2,040)
Purchase of Kaplan/Insight Assets	(12,641)	-
Net cash used in investing activities	(45,460)	(68,607)
Cash flows from financing activities
Repayments on capital lease obligations	(11,950)	(11,113)
Repayments on notes payable	(1,443)	(1,251)
Borrowings from line of credit	-	15,000
Repayments under line of credit	-	(15,000)
Proceeds from exercise of stock options	3,123	8,252
Excess tax benefit from stock based compensation	1,289	5,443
Repurchase of restricted stock for income tax withholding	(1,291)	(1,595)
Payment of stock registration expense	(313)	-
Net cash used in financing activities	(10,585)	(264)
Effect of foreign exchange rate changes on cash and cash equivalents	129	176
Net change in cash and cash equivalents	(69,446)	(41,671)
Cash and cash equivalents, beginning of period	193,099	81,751
Cash and cash equivalents, end of period	$123,653	$40,080

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income, plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our operating results with corresponding prior periods and with the results of other companies in our industry; and
  on an adjusted basis in determining compliance with the terms of our credit agreement.

The following table provides a reconciliation of net income to EBITDA.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Net income-K12 Inc.	$6,977	$5,599	$15,743	$15,636
Interest expense, net	265	307	722	970
Income tax expense	4,638	5,260	11,311	14,310
Depreciation and amortization	14,644	10,950	42,312	30,463
Noncontrolling interest	(291)	(335)	(827)	(509)
EBITDA	$26,233	$21,781	$69,261	$60,870

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs for students in kindergarten through high school. Using 21st century tools to prepare 21st century students, K12 provides a new choice for students to learn in a flexible and innovative way, at an individualized pace. K12 provides curriculums and academic services to public and private online schools and districts, traditional classrooms, blended school programs, and directly to families. K12 is accredited through AdvancED, the world's largest education community. Additional information on K12 can be found at www.K12.com.

CONTACT:
K12 Inc.
Investor:
Christi Parker, 703-483-7077
VP, Investor Relations
chparker@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
SVP, Public Affairs
jkwitowski@k12.com